Exhibit 10.4

Certain identified information has been excluded from this exhibit because it is both not material and is the type that the registrant treats as private or confidential. Information that was omitted has been noted in this document with a placeholder identified by the mark “[***]”.

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (this “Sublease”) is made and entered into this 7th day of August, 2023 (the “Effective Date”), by and between the SENTI BIOSCIENCES, INC., a Delaware corporation (hereinafter referred to as the “Sublandlord”) and GENEFAB, LLC, a Delaware limited liability company (hereinafter referred to as the “Subtenant”) (each a “Party”, and together, the “Parties”).
W I T N E S S E T H:
    WHEREAS, pursuant to that certain Research and Development and Laboratory Lease Agreement between 1430 South Loop Owner, LLC, a Delaware limited liability company (the “Prime Landlord”) and Sublandlord, dated as of June 3, 2021, as amended by that certain Letter Amendment by and between Prime Landlord and Sublandlord dated as of June 3, 2021 (collectively, the “Prime Lease”), Sublandlord leases approximately 91,910 rentable square feet (the “Premises”) consisting of the entire rentable area of the building commonly known as 1430 Harbor Bay Parkway, Alameda, CA (the “Building”); and
    WHEREAS, pursuant to that certain Framework Agreement by and between Sublandlord, Valere Bio, Inc., and Subtenant, dated as of August 7, 2023 (the “Framework Agreement”), Sublandlord agreed to sublease to Subtenant and Subtenant agreed to Sublease from Sublandlord, the entirety of the Premises, the outline of which is shown on the plan set forth on Exhibit A attached hereto and made a part hereof subject to and conditioned upon receipt of required consents from Prime Landlord and, to the extent applicable, the Current Holder (as hereinafter defined); and
WHEREAS, as of the Effective Date, Prime Landlord has [***]; and

    WHEREAS, Subtenant has a need to commence business operations in a portion of the Premises as soon as possible and Sublandlord has communicated the same to Prime Landlord. Prime Landlord has agreed, subject to the terms and conditions in the Prime Landlord’s Consent (as hereinafter defined), to consent to the subleasing of the Initial Sublease Premises (as hereinafter defined). Upon the satisfaction of the Must-Take Sublease Premises Conditions (as hereinafter defined), the Initial Sublease Premises will expand to include the Must-Take Sublease Premises and, thereafter, the Subleased Premises (as defined in the Basic Sublease Provisions) will comprise the entirety of the Premises.
WHEREAS, Subtenant desires to sublease from Sublandlord the Subleased Premises, upon the terms and conditions set forth in this Sublease.
NOW, THEREFORE, for and in consideration set forth herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned Parties, and their successors and assigns, hereby agree as follows:
1.    Basic Sublease Provisions. The information set forth in this section (the “Basic Sublease Provisions”) is intended to supplement and/or summarize the provisions set forth in the balance of this Sublease. Each reference in this Sublease to any of the terms set forth below shall mean the respective information set forth next to such term as amplified, construed or supplemented by the particular Section(s) of the Sublease pertaining to such information. Unless otherwise expressly defined in this Sublease, the capitalized terms in the left column immediately below shall have the meaning (and are hereby defined as) set forth in the column immediately to the right of the applicable capitalized term.

Prime Landlord:	1430 SOUTH LOOP OWNER, LLC
Prime Landlord’s Address for Notices:
[***]
San Francisco, CA 94111
Attn: Tawni Sullivan
Email: [***]

With a copy to:

1340 South Loop Owner, LLC
[***]
Dallas, TX 75201
Attn: North South Loop Asset Manager
Telephone: [***]

And a copy to:

Shartsis Friese LLP
One Maritime Plaza, 18th Floor
San Francisco, CA 94111
Atten: Scott Schneider

Sublandlord:	SENTI BIOSCIENCES, INC.
Sublandlord’s Address for Notices:	Senti Biosciences, Inc. Two Corporate Drive South San Francisco, CA 94080 Attn: Facilities Manager Telephone: [***]
with a copy to: Cooley LLP 101 California Street, 5th Floor San Francisco, CA 94111 Attn: Rachel Antoinette Boyce
Subtenant:	GENEFAB, LLC
Subtenant’s Address for Notices:	At the Premises Attn: Phillip Lee
Subleased Premises:
From the Commencement Date until the day immediately prior to the earlier of (a) the Must-Take Commencement Date and (b) the Expiration Date: the Initial Sublease Premises

From the Must-Take Commencement Date until the Expiration Date: the entirety of the Premises

Building:	1430 Harbor Bay Parkway, Alameda, CA
Base Rent:	The Base Rent due under the Prime Lease
Commencement Date:	The latest to occur of (i) Initial Closing (as defined in the Framework Agreement), and (ii) the date of Prime Landlord’s Consent (herein defined)

Must-Take Commencement Date Expiration Date:
The date all of the Must-Take Sublease Premises Conditions have been satisfied

The expiration date of the Prime Lease, which the parties agree to be [***] subject to earlier termination in accordance with the terms of this Sublease.

Subtenant’s Insurance:	As specified for “Tenant” in Article 11 of the Prime Lease

2.    Effectiveness Contingent Upon Prime Landlord’s Consent. Sublandlord and Subtenant expressly acknowledge and agree that this Sublease is subject to Prime Landlord’s written consent and that this Sublease shall not be effective unless and until Prime Landlord shall have consented in writing to this Sublease (“Prime Landlord’s Consent”). Subtenant and Sublandlord hereby acknowledge and agree that the transaction contemplated by this Sublease shall in no circumstances be deemed an assignment of Sublandlord’s interest in the Prime Lease to Subtenant. Subtenant and Sublandlord each waive any right to assert that the Sublease constitutes an assignment of Sublandlord’s interest in the Prime Lease to Subtenant. In the event Sublandlord or Subtenant shall make any such assertion, the party which made such assertion shall indemnify and hold harmless the other party and Prime Landlord from and against any and all reasonable costs, expenses, losses, liabilities and claims (including, without limitation, attorneys’ fees) incurred by the other party and Prime Landlord in connection with such assertion.

3.    Subleased Premises.
        (a)    Subject to the written consent of Prime Landlord, Sublandlord does hereby sublease to Subtenant, and Subtenant does hereby sublease from Sublandlord, for the Term (as defined herein) and upon the conditions hereinafter provided, approximately [***] rentable square feet of the Premises, such space being comprised of a substantial portion of the production and quality control laboratories, and portions of the office, warehouse, and support areas (the “Initial Sublease Premises”), all of which are located on the ground floor of the Building except for a portion of the office area which is located on the mezzanine level. The “Must-Take Sublease Premises” is the Premises under the Prime Lease other than the Initial Sublease Premises. Upon satisfaction of the all of following conditions (collectively, the “Must-Take Sublease Premises Conditions”), the Subleased Premises shall be automatically expanded to include both the Initial Sublease Premises and the Must-Take Sublease Premises: (i) Prime Landlord has consented to Sublandlord subleasing the Must-Take Sublease Premises (whether pursuant to the Prime Landlord’s Consent or another document), (ii) Prime Landlord has informed Sublandlord that Current Holder has consented to the subleasing of the Must-Take Sublease Premises to Subtenant, (iii) Current Holder’s consent is on terms acceptable to Prime Landlord, in Prime Landlord’s sole and absolute discretion, and (iv) Current Holder’s consent is on terms acceptable to Sublandlord and Subtenant, in the respective party’s reasonable discretion. With respect to Sublandlord, it shall be reasonable for Sublandlord to find Current Holder’s terms unacceptable if they require Sublandlord to commence or threaten any Action (as defined in the Framework Agreement), incur more than de minimis additional costs, or take on more than de minimis additional liabilities. Subtenant agrees that Sublandlord shall not be liable and this Sublease shall not terminate (but shall continue in full force and effect) if the Must-Take Sublease Premises Conditions are never satisfied.

    (b)    Sublandlord shall deliver and Subtenant shall accept the Subleased Premises, upon and subject to the terms and conditions herein set forth, in its “AS IS, WHERE IS AND WITH ALL FAULTS” condition. If Sublandlord is unable to tender possession of the Initial Sublease Premises on the Commencement Date or the Must-Take Sublease Premises on the Must-Take Commencement Date, then Subtenant’s obligations under this Sublease with respect to the portion of the Sublease Premises for which tender of possession is delayed shall be held in abeyance on a day-for-day basis until Sublandlord tenders possession of the applicable portion of the Subleased Premises; provided, however: (1) the validity of this Sublease shall not be affected or impaired thereby; and (2) Subtenant shall accept possession of the Initial Sublease Premises or Must-Take Sublease Premises, as applicable, when Sublandlord tenders possession thereof to Subtenant.

    (c)    Subtenant acknowledges and agrees that no representations, statements or warranties, express or implied, have been made by or on behalf of the Sublandlord with respect to the condition of the Subleased Premises, compliance with any Laws, statutes, or regulations, including, but not limited to, the Americans with Disabilities Act of 1991, 42 USC § 1201 et seq. and all regulations applicable thereto promulgated as of the date hereof (collectively “ADA”), or the use or occupation that may be made thereof, all of which are hereby expressly disclaimed by Sublandlord and waived by Subtenant, and that Sublandlord shall in no event whatsoever be liable for any latent defects in the Subleased Premises or in the furniture, furnishings, fixtures, or equipment therein. Neither Prime Landlord nor Sublandlord shall have any obligation for completing any alterations, improvements, repairs or decorations to all or any portion of the Subleased Premises, or provide an allowance for the same or any other reason, either prior to the Commencement Date or during the term of this Sublease, or any extension thereof. Subtenant represents that it has thoroughly examined the Building, the Initial Sublease Premises and the Must-Take Sublease Premises.

    (d)    Provided that Subtenant has performed all of its obligations hereunder and no monetary or material non-monetary default exists, Subtenant shall peaceably and quietly hold and enjoy the Subleased Premises for the Term, without hindrance from Sublandlord or any party claiming by, through, or under Sublandlord, but not otherwise, subject to the terms and conditions of this Sublease.

4.    Term. The term of this Sublease shall begin on the Commencement Date and expire at 5:00 pm on the Expiration Date (the “Term”), unless sooner terminated as hereinafter set forth or by operation of law. Notwithstanding the foregoing, the Term shall automatically terminate upon the expiration or earlier termination of the Prime Lease; provided, however, Subtenant’s obligations hereunder shall survive such termination if the same is due to Subtenant’s failure to comply with the terms of this Sublease or the Prime Lease or if the express terms of this Sublease state that the obligation survives expiration or earlier termination of this Sublease. Subtenant has no right to access or use all or any part of the Subleased Premises prior to the date all of the following have occurred: (a) the Commencement Date, (b) with respect to the Must-Take Sublease Premises, the Must-Take Commencement Date, (c) receipt of Prime Landlord’s Consent, (d) with respect to the Must-Take Sublease Premises, satisfaction of the Must-Take Sublease Premises Conditions, (e) Sublandlord’s receipt of evidence that all the insurance required to be obtained and maintained by Subtenant under this Sublease has been obtained, and (f) receipt of Exhibit H to the Prime Lease completed by Subtenant with respect to both the Initial Sublease Premises and Must-Take Sublease Premises.
5.    [Reserved].
6.    Use; Services. Subtenant shall use and occupy the Subleased Premises solely for the permitted use in the Prime Lease and in accordance with all the terms and conditions of this Sublease and the Prime Lease and applicable Laws and zoning regulations (the “Permitted Use”). Without the prior written consent of Prime Landlord and Sublandlord, the Subleased Premises will not be used for any other purposes. Sublandlord shall have the right, but not the obligation, to perform monthly audits of the Subleased Premises to validate actual use.
7.    Base Rent.
(a)     [***]
(b)     All payments of Rent (herein defined) shall be paid in lawful money of the United States, without notice, demand, set-off, abatement or deduction whatsoever, to Sublandlord at Sublandlord’s notice address, or, at Sublandlord’s election, via ACH or at such other place as Sublandlord may designate in writing, at the times and in the manner specified herein. If the Term begins on a date other than on the first day of a quarter, or if the Term ends on a day other than the last day of a quarter, Base Rent for such partial quarter shall be prorated as provided in Section 4 of the Prime Lease.

(c)     Any Rent past due (without regard to any grace period specified in this Sublease) shall be subject to the fees and interest set forth in Section 5 of the Prime Lease.
(d)    Notwithstanding Section 7(a) above or Section 8 below, in the event Prime Landlord elects, pursuant to its rights in the Prime Lease or Prime Landlord’s Consent, to have Subtenant to attorn to Prime Landlord for the balance of the term of the Sublease, then all amounts under this Sublease paid quarterly by Subtenant to Sublandlord shall instead be paid on a monthly basis. In addition, notwithstanding Section 7(a) above or Section 8 below, in the event Prime Landlord elects, pursuant to its rights in the Prime Lease or Prime Landlord’s Consent, to have Subtenant to pay all rent and other amounts due under this Sublease directly to Prime Landlord, then all such rent and amounts paid quarterly by Subtenant to Sublandlord shall instead be paid on a monthly basis until such time as Sublandlord has cured such default and Prime Landlord has accepted such cure.
8.    Sublease Additional Rent. Throughout the Term, Subtenant shall pay to Sublandlord, as Sublease Additional Rent, [***] percent ([***]%) of (a) Additional Rent (as defined in Section 1 of Exhibit C to the Prime Lease), (b)Tenant’s Proportionate Share of Taxes, (c) Tenant’s Proportionate Share of Insurance, (d) all charges for any additional services provided to Subtenant, including, but not limited to, any after-hours HVAC used by Subtenant which deviates from normal hours of operation specified in the Prime Lease, (e) any special and non-standard services incurred by Subtenant (or by Sublandlord on behalf of Subtenant) in connection with Subtenant’s use and occupancy of the Subleased Premises, and (f) any other costs or Rent due from the Tenant under the Prime Lease, the parties agreeing that Subtenant is assuming all of Subtenant’s monetary obligations under the Prime Lease. All sums other than the Base Rent payable by Subtenant under this Sublease shall be deemed “Sublease Additional Rent” (together with Base Rent, the “Rent”) and payable, except as otherwise set forth herein, within [***] of receipt of an invoice or statement from Sublandlord. The Sublease Additional Rent described in (a), (b), and (c) of this Section 8 are hereinafter referred to as “Recurring Sublease Additional Rent”). Recurring Sublease Additional Rent shall be paid at the same times and in the same manner as Base Rent. Subject to Section 3(b), Subtenant shall deliver the first quarter’s Recurring Sublease Additional Rent to Sublandlord simultaneously with Subtenant’s execution of this Sublease. If the Term begins on a date other than on the first day of a quarter, or if the Term ends on a day other than the last day of a quarter, Recurring Sublease Additional Rent for such partial quarter shall be prorated as provided in Section 4 of the Prime Lease.
9.    Alterations. Subtenant shall not make any Alterations in or to all or any part of the Subleased Premises without the consent of Sublandlord, which may be withheld in Sublandlord’s sole discretion. All Alterations shall be subject to the approval of Prime Landlord and the terms of the Prime Lease. If any Alterations are made by or on behalf of Subtenant without Prime Landlord’s and Sublandlord’s consent, then Subtenant shall, upon request of Prime Landlord or Sublandlord, remove said Alterations, repair all damage resulting from such removal and restore the Subleased Premises to the condition as of the Commencement Date, ordinary wear and tear excepted, or Prime Landlord or Sublandlord may remove the same, and may (but shall not be obligated to) correct, repair and restore the Subleased Premises and any damage arising from such removal, the costs of the foregoing work to be promptly reimbursed by Subtenant as Sublease Additional Rent.
10.    Terms of Prime Lease.
(a)    Subtenant acknowledges that it has received and reviewed the Prime Lease, a copy of which is attached hereto and incorporated as Exhibit B. Subtenant’s rights pursuant to this Sublease are subject and subordinate at all times to the Prime Lease and to all the terms, covenants, and agreement of the Prime Lease, except as expressly modified by this Sublease. As between Sublandlord and Subtenant, in the event of a conflict between the terms of this Sublease and the terms of the Prime Lease, the terms of this Sublease shall control. Subtenant hereby assumes all of the obligations of the Sublandlord as the Tenant under the Prime Lease, except that the obligation to pay any rent to Prime Landlord under the Prime Lease shall be considered performed by Subtenant to the extent and in the amount such rent is paid to Sublandlord in accordance with the provisions of this Sublease. Sublandlord shall have all of the rights of Prime Landlord under the Prime Lease as against Subtenant.

(b)    Notwithstanding anything in this Sublease to the contrary, Subtenant agrees that (i) Sublandlord does not assume and shall not have any obligations or liabilities of Prime Landlord under the Prime Lease, (ii) Sublandlord is not making the representations and warranties of Prime Landlord under the Prime Lease, and (iii) Sublandlord shall not be obligated to furnish for Subtenant any services or utilities of any nature whatsoever, including, without limitation, the furnishing of heat, electrical energy, air conditioning, elevator service, or window washing. With respect to work, services, maintenance, repairs and restoration or the performance of other obligations required of Prime Landlord under the Prime Lease, notwithstanding anything herein to the contrary, Sublandlord’s sole obligation with respect thereto shall be to request Prime Landlord to perform the same following its receipt of Subtenant's written request, and Sublandlord agrees to use commercially reasonable efforts to cause the Prime Landlord to perform the same (it is agreed that Sublandlord’s commercially reasonable efforts shall not include the expending more than a de minimis amount of money or the filing or prosecution of any claim, suit or other proceeding). Subtenant shall not under any circumstances seek or require Sublandlord to perform or cause the performance of any work, services, repairs, restoration or the performance of any other obligation required of Prime Landlord under the Prime Lease, and Subtenant shall not make any claim against Sublandlord for any damage which may arise, nor shall Subtenant’s obligations under this Sublease be impaired by reason of (i) the failure of Prime Landlord to observe or perform any covenant or agreement to be observed or performed by Prime Landlord under the Prime Lease, or (ii) any act or omission of Prime Landlord or any of its agents, contractors, servants, employees, invitees or licensees or any of the Prime Landlord Indemnitees or any Prime Landlord’s Mortgagee (including, without limitation, the Current Holder).
(c)    Subtenant acknowledges and agrees that Subtenant shall be responsible to obtain, maintain and pay for the insurance types and coverages as specified in the Prime Lease to be obtained and maintained by Sublandlord, as Tenant, in amounts not less than those specified in the Prime Lease and in accordance with all the other requirements required by the Prime Lease. In addition to the requirements under the Prime Lease, all policies of insurances obtained by Subtenant shall name Prime Landlord, Prime Landlord’s property management company (which, as of the Effective Date, is CBRE, Inc.), Invesco Advisers Inc., Sublandlord, and any other entities and individuals reasonably requested by Prime Landlord or Sublandlord as additional insureds. Subtenant’s insurance shall be primary over Prime Landlord’s and Sublandlord’s insurance. Prior to or on the Commencement Date or, if earlier, the date Subtenant enters or occupies all or any part of the Subleased Premises, Subtenant will deliver to Sublandlord certificates and other evidence reasonably requested by Sublandlord or Prime Landlord reflecting that Subtenant has obtained and is maintaining the required insurance coverages in the appropriate amounts and otherwise in accordance with the requirements in the Prime Lease. Further, Subtenant will deliver to Sublandlord and Prime Landlord said certificates and other information within [***] after Sublandlord’s request (but in no event less than annually). Subtenant agrees that Sublandlord is not required to obtain or maintain any of the insurance Tenant or Prime Landlord is required to carry and maintain under the Prime Lease, if any.
(d)    In furtherance thereof, for purposes of this Sublease, references to the “Premises” in the Prime Lease shall be construed to mean the “Subleased Premises” hereunder; references to “Landlord” or “Owner” in the Prime Lease shall be construed to mean “Sublandlord”; references to “Tenant” in the Prime Lease shall be construed to mean “Subtenant”, and references to “Base Rent” in the Prime Lease shall be construed to mean “Base Rent”. The provisions of the Prime Lease are specifically incorporated herein by reference; provided, however, notwithstanding anything contained herein to the contrary, the following are excluded from the Sublease and are not incorporated by reference: (i) the last two sentences of Section 3(a), second paragraph of Section 3(d), Section 4(b), the language starting at “provided, however” until the end of the first sentence of Section 5, Section 11(b), the third sentence in Section 11(d) (starting “Landlord shall protect . . .”), Section 12(e), Exhibit D, last sentence of Section 4(e) of Exhibit E, Exhibit J, Exhibit K, and Exhibit M of the Prime Lease, (ii) any and all rights to expand, contract or extend the Premises or the Term (whether by renewal option, expansion option, contraction option, right of first offer, right of first refusal, right of first negotiation, or otherwise), (iii) any and all other preferential rights or options, (iv) any and all buildout or improvement (including, without limitation, any allowances) related thereto, (v) any and all rights that are personal to Sublandlord (as tenant) or that specifically specifies that they may only be exercised by Sublandlord or any affiliate or subsidiary thereof, and (vi) any right for Sublandlord to receive a subordination, non-disturbance, and attornment agreement or similar agreement. Subtenant shall not receive any abatement of Base Rent or Sublease Additional Rent unless and to the extent Sublandlord actually receives an abatement of the same for the Subleased Premises in connection with damage, casualty, condemnation or interruption of services in accordance with the terms of the Prime Lease and an Event of Default by Subtenant has not occurred or is then occurring. Subtenant may not exercise any rights to terminate set forth in the Prime Lease.
(e)    The Sublandlord may enforce directly against Subtenant any of the rights and remedies granted to Prime Landlord pursuant to the Prime Lease. Nothing in this Sublease shall be construed or interpreted to grant any greater rights than the Sublandlord has received as Tenant from Prime Landlord pursuant to the Prime Lease.
    (f)    If Subtenant desires to take an action which, under the applicable provisions of the Prime Lease, requires the approval or consent of Prime Landlord, then Subtenant shall not take such action until (i) Prime Landlord has provided its approval or consent in connection therewith as required under the Prime Lease and (ii) Sublandlord has provided its approval or consent in connection therewith in accordance with the applicable standard set forth in this Sublease. Except to the extent otherwise expressly provided in this Sublease, any consent or approval required or desired of Sublandlord, or any decisions under this Sublease committed to the discretion of Sublandlord hereunder, shall not be unreasonably withheld, conditioned, or delayed; provided, however, Subtenant agrees it shall be reasonable for Sublandlord to withhold its consent if Prime Landlord has not consented to the same.

    (g)    Sublandlord has not yet received the entirety of the Tenant Improvement Allowance under the Prime Lease. The right to receive the Tenant Improvement Allowance shall belong solely to Sublandlord. Upon Sublandlord’s request, Subtenant shall reasonably cooperate with Sublandlord to assist Sublandlord in receiving the remaining Tenant Improvement Allowance, including, without limitation, allowing contractors access and use of the Premises to complete punch list work upon one-day advance notice.

    (h)    With respect to the taxes under Section 16 of the Prime Lease (which are the responsibility of Subtenant by incorporation of said Section) relating to equipment, furniture, fixtures, personal property, Tenant Improvements, Alterations, or other items owned by Subtenant, Subtenant shall be responsible for timely filing and paying the tax and completing any other documentation required by any authority having jurisdiction in connection thereto.

11.    Defaults and Remedies.
(a)    As used in this Sublease, the term “Event of Default” shall mean the occurrence of any of the following: (i) with respect to any obligation of Subtenant relating to the payment of monies, Subtenant fails to timely deliver such monies and [***]; (ii) with respect to all other obligations of Subtenant under this Sublease or the Prime Lease, Subtenant fails to satisfy such obligation and such failure continues for [***] following written notice from Sublandlord or Prime Landlord, as the case may be; (iii) any Transfer or other encumbrance on all or any part of the Subleased Premises or this Sublease by Subtenant which is not permitted by the terms of this Sublease and not consented to by both Prime Landlord and Sublandlord; or (iv) the occurrence of an Event of Default under the Prime Lease described in Article 17 of the Prime Lease. If the notice and/or cure period under Section 11 (a)(iv) is less than that otherwise provided in this Section 11(a), the notice and/or cure period under Section 11(a)(iv) shall control.
        (b)    Upon or following the occurrence of an Event of Default, in addition to the rights of the Prime Landlord pursuant to the Prime Lease, Sublandlord shall have the following rights and remedies against Subtenant (in addition to all other rights and remedies provided by law or in equity): (i) to terminate this Sublease, (ii) to cure or attempt to cure the default, whereupon Subtenant shall upon demand reimburse Sublandlord for all costs thus expended together with interest thereon at the Default Rate (as defined in the Prime Lease) and a [***] percent ([***]%) administration fee on such costs, (iii) to sue for Subtenant’s performance, whereupon Subtenant shall upon demand reimburse Sublandlord for all costs thus expended together with interest thereon at the Interest Rate and a [***] percent ([***]%) administration fee on such costs, (iv) to exercise all remedies set forth in the Prime Lease as if Sublandlord were the Prime Landlord and Subtenant were the Tenant thereunder, (v) to re-enter and take possession of the Subleased Premises, and to remove any property therein, without liability for damage to, and without the obligation to store such property but may store same at Subtenant’s expense. In the event of such re-entry, Sublandlord may, but shall not be obligated to, relet the Subleased Premises, or any part thereof, from time to time, in the name of Sublandlord or Subtenant, without further notice, for such term or terms, on such conditions and for such uses and purposes as Sublandlord, in its sole and absolute discretion, may determine, and Sublandlord may collect and receive all rents derived therefrom and apply the same, after deduction of all appropriate expenses (including broker’s, consultant’s and attorneys’ fees, if incurred, and the expenses of putting the property in leasable condition), to the payment of the rent and other sums payable hereunder, Subtenant remaining liable for any deficiency.
(c)    Sublandlord shall not be responsible or liable for any failure to relet the Subleased Premises or any part thereof, or for failure to collect any rent connected therewith. The exercise by Sublandlord of any remedy shall not preclude the subsequent or simultaneous exercise of any other remedy. No delay in exercising any remedy shall be deemed a waiver thereof. In addition, any payment not made when due shall bear interest until paid at the Default Rate. Notwithstanding anything herein or in the Prime Lease to the contrary, Sublandlord shall have no obligation to mitigate any damages or resublet the Subleased Premises or any part thereof, except to the extent required by applicable Laws.
(d)    Upon the occurrence of a default by Subtenant under this Sublease which Subtenant does not commence to cure [***] of said default, Sublandlord may, but shall not be obligated to, cure such default on Subtenant’s behalf. Such cure shall not waive or release any obligation of Subtenant hereunder and shall not waive any rights or remedies at law or otherwise. All sums so paid or incurred by Sublandlord, together with interest thereon at the Default Rate from the date such sums were paid or incurred and a [***] percent ([***]%) administration fee on such costs shall be payable to Sublandlord on demand as Sublease Additional Rent.
12.    Parking. Subtenant agrees to keep, observe and comply with all rules and regulations established or adopted by Prime Landlord, and will require its employees, agents, contractors and guests to comply therewith. Subtenant shall reimburse Sublandlord for any costs incurred by Sublandlord in connection with Subtenant’s parking rights.
13.    Assignment and Subletting.
(a)    Subtenant shall have no right to assign, mortgage, pledge or otherwise encumber this Sublease (including, without limitation, any assignment or other transfer by operation of law), nor to sublet the Subleased Premises or any part thereof, or suffer or permit the Subleased Premises or any part thereof to be used or occupied by others, by operation of law or otherwise, or otherwise permit or cause a Transfer (as defined in the Lease) without the consent of Prime Landlord and Sublandlord; provided, however, Sublandlord’s consent shall not be required in connection with a Permitted Transfer to a Subtenant Affiliate provided that the sublease agreement is on arms’ length terms, which sublease agreement shall be provided to Sublandlord [***] prior to the effective date thereof. Subtenant must comply with all the procedures, terms, conditions, and limitations with respect to Transfers as set forth in the Prime Lease.
    (b)    Subtenant covenants that, with respect to any sublease to an Affiliate (as defined in the Prime Lease), the sublease shall contain arms’ length terms. Subtenant shall inform Sublandlord [***] after receipt of written request [***] the names of the then-current subtenants and the status of the then-existing sublease agreements (e.g. whether or not there is a default under the applicable sublease).

    (c)    Sublandlord and Subtenant shall cooperate with each other and use commercially reasonable efforts (which shall not obligate Sublandlord to commence or threaten legal action or incur more than de minimis additional costs, or take on more than de minimis additional liabilities) to cause the assignment of the Lease to Subtenant. Without limiting the generality of the foregoing, Subtenant shall provide Sublandlord with all information and documentation reasonably required by Sublandlord and/or Prime Landlord in connection with said assignment, including, without limitation, an assignment and assumption agreement reasonably acceptable to Sublandlord and Subtenant. If Sublandlord and Subtenant enter into an assignment and assumption agreement for the assignment of the Lease and Prime Landlord consents to the same in writing, this Sublease shall terminate as of the later of (i) the effective date of the assignment and assumption agreement and (ii) the date Prime Landlord consents, in writing, to the assignment of the Prime Lease to Subtenant (such later date, the “Early Termination Date”). Upon Sublandlord’s request, the parties shall execute a commercially reasonable termination agreement for this Sublease effective as of the Early Termination Date.

14.    Indemnification. In any case where “Tenant” is to indemnify, defend, hold harmless, release or waive claims against “Landlord” under the Prime Lease, such indemnity, defense, holding harmless, release or waiver shall be deemed to run from Subtenant to both Prime Landlord and Sublandlord and their Indemnitees. In addition, for the purposes of this Sublease, Section 11(d) of the Prime Lease shall include an item (3) that reads: “Tenant’s performance of or Tenant’s failure to perform its obligations under Section 23 of the Prime Landlord’s Consent”. Subtenant covenants and agrees that Subtenant will not do or permit anything that would constitute a default under the Prime Lease or omit to do anything that Subtenant is obligated to do under the terms of this Sublease and the omission of which would constitute a default under the Prime Lease. Notwithstanding anything herein to the contrary, Sublandlord shall not be deemed to have made and shall have no liability to Subtenant with respect to (i) representations and warranties made by Landlord under the Prime Lease, and (ii) any indemnification obligations of Prime Landlord under the Prime Lease, or other obligations or liability of Prime Landlord under the Prime Lease with respect to compliance with laws, condition of the Subleased Premises, regardless of whether the incorporation of one or more provisions of the Prime Lease might otherwise operate to make Sublandlord liable therefor. Sublandlord shall indemnify, defend and hold Subtenant harmless from any and all costs, liabilities, demands, claims, civil or criminal actions, causes of action, civil or criminal penalties, fines, losses, liens, assessments, damages, liabilities, costs, disbursements, expenses, or fees of any kind or any nature (including without limitation all clean-up costs and attorneys’ fees) which may at any time be imposed upon, incurred by, or asserted or awarded against Sublandlord or Subtenant which result from Hazardous Materials (x) caused by the negligence or willful misconduct of Sublandlord or Sublandlord’s representatives, or (y) brought onto the Subleased Premises by Sublandlord. This Section shall survive the expiration or earlier termination of this Sublease.
15.    Performance Periods. Except as expressly set forth herein, each and every time limit contained in the Prime Lease for the giving of notices, making of demands, performance of acts or cures or for the exercise of any rights, remedies or options by the tenant thereunder (to the extent the same, if any, pass to Subtenant pursuant to the terms of this Sublease), shall be shortened by three (3) days for the purposes of this Sublease, so that in each instance Subtenant shall have three (3) days less time than Sublandlord has under the Prime Lease; provided, however, in no event shall such time period be shortened to less than [***] (except to the extent a shorter time limit is expressly provided in the Prime Lease, in which case such shorter time limit shall apply).
16.    Notices. Any notice, demand or other communication which must or may be given or made by either party hereto shall be in writing and shall be in accordance with the provisions of the Prime Lease, addressed as set forth in the Basic Sublease Provisions. Either party may, by notice to the other given as aforesaid, designate a new or additional address to which any such notice, demand or other communication thereafter shall be given, made or mailed. Any notice, demand or communication given hereunder shall be deemed delivered when actually received. In the event Subtenant receives a written notice, demand, or other communication from Prime Landlord, Subtenant shall immediately provide the same to Sublandlord.
17.    Surrender; Holdover.
(a)    Surrender. Upon the Expiration Date or termination of this Sublease, Subtenant shall quit and surrender to Sublandlord the Subleased Premises, in the condition required by the terms of the Prime Lease, including, without limitation, performance of all removal and restoration obligations regardless of which entity or person installed or performed the alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, or furniture. Without limiting the foregoing, Subtenant shall remove from the Subleased Premises all of its personal property, furniture, furnishings, and equipment, and shall repair all damage resulting from such removal or its use of the Subleased Premises. If Subtenant fails to remove any of Subtenant’s personal property or perform any required repairs or restoration prior to the expiration or earlier termination of this Sublease, then Sublandlord, at Subtenant’s sole cost and expense, may remove, store, sell and/or dispose of Subtenant’s personal property and perform such required repairs and restoration work. Subtenant shall reimburse Sublandlord for any and all costs and expenses incurred by Sublandlord (whether directly or as a pass-through) to cause such property to be removed and repairs and restorations made, together with any and all damages which Sublandlord may suffer and sustain by reason of Subtenant’s failure to perform its obligations set forth in this Section, plus a [***] percent ([***]%) administration fee. Subtenant’s obligations to perform and observe this covenant shall survive the expiration or earlier termination of this Sublease.
(b)    Holdover. Notwithstanding anything herein to the contrary, on or prior to the Expiration Date, Subtenant shall surrender the Subleased Premises to Sublandlord in accordance with the terms of this Sublease and the Prime Lease (as may be incorporated herein by reference). If Subtenant fails to vacate and surrender the Subleased Premises in the required condition or otherwise holds over after the Expiration Date of this Sublease without the express written consent of Sublandlord, Subtenant shall become a tenant of sufferance only, and shall be required to pay to Sublandlord the amount equal to the greater of (i) the amount set forth in Section 29 of the Prime Lease as it applies to the Subleased Premises and (ii) any costs incurred by Sublandlord due to Subtenant’s holding over in the Subleased Premises. If Subtenant fails to surrender the Subleased Premises in the condition required hereunder on or before the Expiration Date, Subtenant shall indemnify and hold Sublandlord and all Sublandlord Indemnitees harmless from all loss or liability, including without limitation, any claim made by Prime Landlord or any successor tenant resulting from Subtenant’s failure to surrender the Subleased Premises and any attorneys’ fees and costs incurred by Sublandlord. Subtenant understands and agrees that Subtenant shall be liable for any and all obligations of Sublandlord under the Prime Lease for the entire Premises to the extent such obligations are caused by Subtenant’s holding over. No holding-over by Subtenant, nor the payment to Sublandlord of the amounts specified above, shall operate to extend the Term hereof. Nothing herein contained shall be deemed to permit Subtenant to retain possession of the Subleased Premises after the Expiration Date or sooner termination of this Sublease, and no acceptance by Sublandlord of payments from Subtenant after the Expiration Date or sooner termination of this Sublease shall be deemed to be other than on account of the amount to be paid by Subtenant.
18.    Broker. Sublandlord and Subtenant each represent and warrant that it has not dealt with any brokers or consultants in connection with this transaction, and that no real estate broker, salesperson or finder has the right to claim a real estate brokerage, salesperson commission or finder’s fee by reason of contact between the parties brought about by such broker, salesperson or finder. Each party shall hold and save the other and Prime Landlord harmless of and from any and all loss, costs, damage, injury or expense arising out of or in any way related to claims for real estate brokers, sales persons or finder’s commissions or fees based upon allegations made by the claimant that it is entitled to such a fee from the indemnified party arising out of contact with the indemnified party or alleged introductions of the indemnifying party to the indemnified party.
19.    Limitations on Sublandlord’s Liability. Subtenant acknowledges that Sublandlord is a corporation and agrees that notwithstanding any provisions to the contrary contained in the Prime Lease or this Sublease, as the same may be amended from time to time, no present or future shareholder, beneficial owner, officer, director, trustee, agent, servant or employee of Sublandlord shall have any personal liability to the other for the obligations arising out of, in connection with or under this Sublease, the relationship of Subtenant and Sublandlord, or Subtenant’s use of the Subleased Premises. It is understood and agreed that the assets of shareholders or beneficial owners of Sublandlord, as distinguished from any shareholder’s or beneficial owner’s interest in undistributed assets of the applicable party, may not be seized or attached by Subtenant for the satisfaction of the other party’s obligations under this Sublease.
20.    Subtenant Representations. Subtenant represents, warrants and covenants as follows: (a) Subtenant has the authority and legal ability to enter into and perform this Sublease and its obligations hereunder, (b) all actions required in connection with the authorization, execution, delivery and performance of this Sublease by Subtenant have been duly taken and, when executed and delivered by Subtenant, this Sublease shall be and constitute a valid, legal and binding obligation of Subtenant; and (c) Subtenant shall provide Sublandlord with copies of any written notices received from the Prime Landlord.
21.    General Provisions.
(a)    Benefit and Burden. The covenants, conditions, agreements, terms and provisions herein contained shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective personal representatives, successors, heirs, executors, administrators and assigns.
(b)    Governing Law. It is the intention of the parties hereto that this Sublease (and the terms and provisions hereof) shall be construed and enforced in accordance with the laws of the State of California.
(c)    Entire Agreement. This Sublease and Prime Landlord’s Consent contains all of the covenants, agreements, terms, provisions, conditions, warranties and understandings relating to the subleasing of the Initial Sublease Premises and/or the Must-Take Sublease Premises and Sublandlord’s obligations in connection therewith, and neither Sublandlord nor any agent or representative of Sublandlord has made or is making, and Subtenant in executing and delivering this Sublease is not relying upon, any warranties, representations, promises or statements whatsoever, except to the extent expressly set forth in this Sublease. The failure of Sublandlord to insist in any instance upon the strict keeping, observance or performance of any covenant, agreement, term, provision or condition of this Sublease or to exercise any election herein contained shall not be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition or election, but the same shall continue and remain in full force and effect. No waiver or modification of any covenant, agreement, term, provision or condition of this Sublease shall be deemed to have been made unless expressed in writing and signed by Prime Landlord and Sublandlord. No surrender of possession of the Subleased Premises or of any part thereof or of any remainder of the term of this Sublease shall release Subtenant from any of its obligations hereunder unless accepted by Sublandlord in writing. The receipt and retention by Sublandlord of monthly Base Rent or any other Rent from anyone other than Subtenant shall not be deemed a waiver of the breach by Subtenant of any covenant, agreement, term or provision of this Sublease, or as the acceptance of such other person as a tenant, or as a release of Subtenant of the covenants, agreements, terms, provisions and conditions herein contained. The receipt and retention by Sublandlord of monthly Base Rent or any other Rent with knowledge of the breach of any covenant, agreement, term, provision or condition herein contained shall not be deemed a waiver of such breach.
(d)    Conflicts Between this Sublease and the Prime Lease. With respect to the relationship between the Sublandlord and the Subtenant, the terms and conditions of this Sublease shall take precedence with respect to any conflict between the terms and conditions contained herein and the terms and conditions of the Prime Lease. Nothing herein shall be construed in any way to affect the rights and obligations of the Sublandlord and the Prime Landlord under the Prime Lease.
(e)    Captions. The captions throughout this Sublease are for convenience of reference only and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision of or the scope or intent of this Sublease, nor in any way effect this Sublease.
(f)    Singular and Plural. Wherever appropriate herein, the singular includes the plural and the plural includes the singular.

(g)    Counterparts. This Sublease may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument. This Sublease may be executed in “pdf” format and each party has the right to rely upon a pdf counterpart of this Sublease signed by the other party to the same extent as if such party had received an original counterpart. THE PARTIES HERETO CONSENT AND AGREE THAT THIS SUBLEASE MAY BE SIGNED AND/OR TRANSMITTED USING ELECTRONIC SIGNATURE TECHNOLOGY (E.G., VIA DOCUSIGN OR SIMILAR ELECTRONIC SIGNATURE TECHNOLOGY), AND THAT SUCH SIGNED ELECTRONIC RECORD WILL BE VALID AND AS EFFECTIVE TO BIND THE PARTY SO SIGNING AS A PAPER COPY BEARING SUCH PARTY’S HAND-WRITTEN SIGNATURE. THE PARTIES FURTHER CONSENT AND AGREE THAT (1) TO THE EXTENT A PARTY SIGNS THIS SUBLEASE USING ELECTRONIC SIGNATURE TECHNOLOGY, BY CLICKING “SIGN,” SUCH PARTY IS SIGNING THIS SUBLEASE ELECTRONICALLY, AND (2) THE ELECTRONIC SIGNATURES APPEARING ON THIS SUBLEASE WILL BE TREATED, FOR PURPOSES OF VALIDITY, ENFORCEABILITY AND ADMISSIBILITY, THE SAME AS HAND-WRITTEN SIGNATURES.
(h)    No Recordation. Neither this Sublease nor any short-form memorandum or version hereof shall be recorded by either party.
(i)    Time is of the Essence. The parties agree that time is of the essence with respect to the performance of each of the covenants and agreements contained in this Sublease.
    (j)     Defined Terms; Recitals. Capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Prime Lease. The recitals set forth above are incorporated as if set forth fully herein.

(k)    OFAC. Subtenant represents and warrants to Sublandlord that Subtenant is not a party with whom Sublandlord or Prime Landlord is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC’s Specially Designated Nationals and Blocked Persons List. Subtenant is currently in compliance with, and shall at all times during the Term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. In the event of any violation of this Section, Sublandlord shall be entitled to immediately terminate this Sublease and take such other actions as are permitted or required to be taken under law or in equity. SUBTENANT SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS SUBLANDLORD FROM AND AGAINST ANY AND ALL CLAIMS, DAMAGES, LOSSES, RISKS, LIABILITIES, AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COSTS) INCURRED BY SUBLANDLORD ARISING FROM OR RELATED TO ANY BREACH OF THE FOREGOING CERTIFICATIONS. These indemnity obligations shall survive the expiration or earlier termination of this Sublease.

(l)    Certified Access Specialist Disclosure.  For purposes of Section 1938 of the California Civil Code, Sublandlord hereby discloses to Subtenant, and Subtenant hereby acknowledges, that to Sublandlord’s actual knowledge, neither the Initial Sublease Premises nor the Must-Take Sublease Premises have not undergone inspection by a CASp.
California Civil Code Section 1938 states:
“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”
Notwithstanding anything to the contrary in the Sublease, Sublandlord and Subtenant hereby agree that Subtenant shall be responsible for (i) the payment of the fee for any CASp inspection that Subtenant desires, and (ii) making, at Subtenant’s sole cost, any repairs necessary to correct violations of construction-related accessibility standards within the Premises, whether such violations occurred before or occur after the Effective Date, if such CASp inspection at Subtenant’s request reveals a violation, provided that such repairs shall be in accordance with the terms of the Sublease.  Subtenant hereby agrees that:  any CASp inspecting the Initial Sublease Premises and/or the Must-Take Sublease Premises shall be selected by Sublandlord or Prime Landlord; Subtenant shall promptly deliver to Sublandlord and Prime Landlord any CASp report regarding all or part of the Premises obtained by Subtenant; and Subtenant shall keep information contained in any CASp report regarding the Initial Sublease Premises and/or the Must-Take Sublease Premises confidential, except as may be necessary for Subtenant or its agents to complete any repairs or correct violations with respect to the Initial Sublease Premises and/or the Must-Take Sublease Premises that Subtenant agrees to undertake.  Subtenant shall have no right to cancel or terminate the Sublease due to violations of construction-related accessibility standards within the Initial Sublease Premises and/or the Must-Take Sublease Premises identified in a CASp report obtained during the Term.

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IN WITNESS WHEREOF, Sublandlord and Subtenant have each executed this Sublease on the day and year first hereinabove written.

SUBLANDLORD:

SENTI BIOSCIENCES, INC.,
a Delaware corporation

By:	/s/ Tim Lu
Name:	Tim Lu, M.D., Ph.D.
Title:	Chief Executive Officer

SUBTENANT:

GENEFAB, LLC
a Delaware limited liability company

By its sole member:

VALERE BIO, INC.
a Delaware corporation

By:	/s/ Donald Tang
Name:	Donald Tang
Title:	President

EXHIBIT A

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Exhibit A

EXHIBIT B

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